Exhibit 10.13

Contract # VHI20040126vR1

[LOGO]

SERVICES AGREEMENT

This Services Agreement,( the “Agreement”) dated as of this 9th day of February, 2005 (“Effective Date”) is between Third Party Verification, Inc., a Florida corporation (“3PV”) and Vonage Holdings Corporation, a Delaware corporation and its successors and assigns (collectively “Customer”).

1.0 SERVICES

3PV shall provide Customer with the following services (“Services”):

A. ELOA:

Third Party Verification, Inc. (3PV) shall provide electronic letter of authorization (“ELOA”)/Email confirmation services to Customer call centers for all orders of products and services requiring authorization of account change from the customer.  This service complies with all relevant laws and regulations and meets all Federal Communications Commission (“FCC”) requirements and accommodates Internet sales.

3PV WILL NOT BE PERFORMING VERIFICATION SERVICES ON THE ELOA DATA RECEIVED

3PV shall provide Customer with the Internet ELOA form which includes all necessary data fields as well as the language for the legal acceptance of the ELOA by the consumer.  Customer may modify this Internet ELOA FORM from time-to-time, and shall communicate any such modifications to 3PV’s account manager in writing.  3PV will diligently work to implement all such modifications in the ELOA processes within the time frame requested by Customer or within […***…] days of such notice.  In the event 3PV is unable to meet above time frame due to technical complexity, 3PV will provide Customer with an explanation in writing why such schedule cannot be met and providing Customer with a new date.

If Customer chooses to modify the Internet ELOA Form, Customer will indemnify and defend 3PV, the 3PV Affiliates, and their respective directors, officers, agents and employees (“3PV Indemnitees”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney’s fees arising out of a claim by a third party against a 3PV Indemnitee for injury to persons (including libel, slander or death) or loss of or damage to tangible or intangible property to the extent resulting from any modification of the Internet ELOA Form by Customer under this Agreement.

B. MARTINA

3PV shall provide third party verification services to Customer for all orders requiring authorization of account change from the Customer’s client.  These third party verification services shall include:  ELOA, automated and live agent third party verification solutions.

3PV reserves the right, at its sole discretion, to refuse to implement, edit and/or eliminate any scripts, text, services, intangibles or other items provided by Customer, in the event these items are found to be in conflict with 3PVs moral, ethical and/or business policies, without penalty or liability to 3PV.  3PV shall provide Customer with timely, written notice articulating its basis for objection and shall provide Customer with a reasonable opportunity to cure or resolve the stated objections.  If the parties are unable to resolve any dispute arising hereunder, after reasonable, good faith efforts, either party may terminate the Agreement with thirty (30) days written notice and without any further fees including any monthly minimums being due.

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***         Confidential Treatment Requested

Pages where confidential treatment has been requested are stamped, "Confidential Treatment Requested" and the redacted material has been separately filed with the Commission. All redacted material has been marked by three asterisks (***).

2.0  DELIVERABLES REQUIREMENTS

3PV shall provide the services in accordance with the following requirements:

•                  The ELOA service will be available and fully operational 24 hours a day/ seven days a week with at least ninety-nine percent (99%) availability exclusive of scheduled maintenance downtime.  Scheduled maintenance shall not be performed:  i) without advance 48 hours written notice to Customer, ii) except between the hours of 12:00 am Sunday through 5:00 am Sunday east coast time; iii) during any marketing campaign conducted by Customer; and iv) more than a total of five (5) hours in any calendar month.  ELOAs shall be similarly available 24 hours a day/seven days a week to Customer, its vendors and any others which Customer designates.

•                  The number of interactive voice response (“IVR”) third party verifications unanswered shall not exceed […***…] of the total IVR third party verifications issued in a calendar month.

•                  The average total amount of waiting time or hold time for a Customer’s client shall not exceed two (2) minutes as calculated on a calendar month basis.

•                  In the event of the inability of 3PV to meet these service requirements or an event which would in Customer’s and 3PV’s estimation (after good faith discussions with 3PV) reasonably be likely to result in the inability of 3PV to meet these services requirements, Customer may solely at its option on written notice to 3PV: i) terminate the Agreement with ninety (90) days written notice; or ii) continue with the Agreement but under either circumstance is immediately no longer bound to pay the Early Termination Fee as defined below or use 3PVexclusively.

Administration	Operations	Script Reports
All records must be kept in digital format in 2 years (or longer if required by State law).	Each call must digitally recorded and be available on demand based on Billing Telephone Number (BTN) or Working Telephone Number (WTN).	3PV may modify or enhance the script for compliance with FCC and/or State PUC/PSC rules or to increase efficiencies without prior customer approval
Incomplete verification records will be transferred to customer after 48 hours.	Completed automated calls will be reviewed prior to sending Customer a confirmed/non-confirmed call status.	General/Pending Reports: Web-based report which shows all verifications which have been completed or are still pending final verification
No later than thirty (30) days after payment of the first three invoices by Customer 3PV will provide dedicated hardware for Customers ELOA application.	Live agent callbacks will be attempted for dropped automated verifications.	Daily Report: Provided via electronic mail, daily good and bad sale report.

3.0 COMPENSATION AND INVOICING

In consideration of 3PV’s provision of the Services, Customer shall pay 3PV the fees, and charges at the rates and terms set forth in this Agreement.  Unless otherwise agreed in writing between the parties, all additional services not contemplated as part of the original Services shall be billed on a time and material basis, using 3PV’s then current rates.  Customer must approve those additional services in advance in a writing signed by both parties which includes a good faith estimate of the total amount of hours to be spent and the total amount of fees.

3PV will make all of the Services listed under Services available to Customer within thirty (30) days of the Effective Date of this Agreement.  Provided that set-up is complete and the Services are available to Customer to Customer’s reasonable satisfaction on or before April 1, 2005, 3PV will begin billing Customer, regardless of actual usage, any monthly recurring fees established in this Agreement on April 30, 2005.  Customer may not unreasonably withhold its approval and must articulate a material failure of the Services or the set-up.  Under such circumstances, the parties shall meet and mutually agree upon a written remediation plan.  That remediation plan shall identify any additional services which 3PV shall provide and any fees associated with those services.

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All prices for Services and all payments under this Agreement are in U.S. dollars unless otherwise specified.  All invoices are payable upon receipt and all payments are nonrefundable.  3PV reserves the right to assess late payment interest at a rate of twelve percent (12%) per annum or the maximum amount permitted by law, whichever is less, for any undisputed invoiced amounts not paid within thirty (30) days of receipt.  In addition, 3PV shall have the right to suspend performance and/or terminate this Agreement if failure to pay exceeds forty-five (45) days from receipt of an invoice.  No setoffs or reductions of any kind may be applied to any invoice unless expressly agreed to in writing by 3PV.

In the event live agent verifications exceed [...***...] in a given calendar month, 3PV reserves the right to reduce the amount of time allotted to pay that month’s invoice from thirty (30) days to fifteen (15) days and may also invoice Customer at mid-month if live agent verifications have exceeded [...***...] at that point.

One Time Setup Fee:  [...***...]

Cost of Martina Services:

Base 3PV verification record includes Completed Verification Record, Dual Channel Recording, live agent review, and verification storage record. Two and a half (2.5) minute average call lengths.	[...***...] For the first 2,500 verifications [...***...] Each additional verification

Completed live agent callback or opt-out, two (2) minute average call length.

In the event more than 10% of Customers live agent verifications exceed two (2) minutes in length, 3PV will notify Customer and work with Customer to reduce the time of Customers live agent verifications.

[...***...] Each verification from 0 – 2,500

[...***...] Each verification from 2,501 – 5,000

[...***...] Each verification from 5,001 – 10,000

[...***...] Each verification from 10,001 – 15, 000

[...***...] Each verification from 15,001 – 25,000

[...***...] Each verification over 25,000

Additional per minute billing for automated calls in excess of two minutes.	[...***...]
Additional per minute billing for live agent calls in excess of two minutes.	[...***...]
Real time web management reports & Hot Line Support 24 x 7	N/C
Extended Logic Programming	[...***...]
3PV Provided Long Distance	[...***...]

Cost of ELOA services:

Base 3PV ELOA record includes the Completed Verification Record, and ELOA storage record.	[...***...] Each ELOA from 0 – 25,000 [...***...] Each ELOA from 25,001 – 50,000 [...***...] Each ELOA over 50,000
Real time web management reports	N/C
Hot line support 7 X 24	N/C
Extended logic programming	[...***...]

Script/ELOA/Reporting Changes

Class A Changes	Class B Changes	Class C Changes
• Speech recognition unique grammar • Database change	• Validate New Product (Y/N format) • Additional non-product question • Report back customized data	• Report changes • Additional prompt statements ([...***...] per prompt, per language)
Per Case Basis	1st one free then [...***...]	[...***...]

Minimums:  In return for the reduced pricing above, Customer agrees solely during the Initial Term to be billed and pay a minimum of [...***...], regardless of actual usage

Exclusive Provider:  In return to the reduced pricing and minimums above Customer agrees that 3PV shall be the exclusive provider for all of Customers third party verification Services [...***...]; including, but not limited to, live agent, automated and ELOA third party verifications.

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4.0 TERM AND TERMINATION

The initial term (“Initial Term”) of this Agreement begins on the Effective Date and expires after twenty-seven (27) months (since the monthly minimums will not apply until May 1, 2005.)  The term of this Agreement shall be automatically renewed on an annual basis, unless either party gives notice of its intent not to renew at least sixty (60) days before the expiration of the Initial Term or the then current term.

In the event Customer decides to no longer engage in any type of third party verification, this Agreement may be terminated in writing with six (6) months notice.  All minimum payments, fees and other costs under this Agreement will need to be paid for the six (6) months notice period before this Agreement will be terminated.  Customer will have full usage of all applications during the six (6) month cancellation period.

If a party materially breaches this Agreement the other party may give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach.  The party that gave the breach notice may terminate this Agreement if the breaching party has not cured the breach within thirty (30) days after the date of the material breach notice.  Unless otherwise provided in the notice or unless the breach has been cured, the termination is effective thirty-one (31) days after the date of the notice.  Where the termination is due to Customer’s material breach, Customer shall pay the Early Termination Fee, as defined below.

Customer may terminate this Agreement solely for its convenience during the Initial Term provided it pays an early termination fee.  The early termination fee shall be equal to [...***...] for each month remaining in the Initial Term (“Early Termination Fee”).  Customer may terminate the Agreement during any subsequent term without an Early Termination Fee by providing two (2) months advance written notice.

Upon termination or expiration of this Agreement, 3PV shall be entitled to payment of any and all fees for the Services actually rendered by 3PVand any and all minimum payments due under this Agreement up until the date of termination or expiration.

Termination of this Agreement is without prejudice to any other right or remedy of the parties.  Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination.

5.0 SERVICE AND DELIVERABLE WARRANTIES

3PV warrants that the Services comply with all relevant laws and regulations and meets all Federal Communications Commission (“FCC”) requirements and accommodates Internet sales.  3PV warrants that the Services will be provided with reasonable skill and care and in a professional and workmanlike manner and that the Services do not infringe upon the rights of any third parties.  3PV MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR TRADE USAGE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE DELIVERABLES OR ANY OTHER MATTER CONTEMPLATED BY THIS AGREEMENT OR ANY CHANGE ORDER ENTERED INTO IN CONNECTION HEREWITH.

6.0 INDEMNITY and LIMITATION OF DAMAGES

3PV SHALL INDEMNIFY, DEFEND AND HOLD CUSTOMER HARMLESS FOR ALL CLAIMS AND EXPENSES INCLUDING REASONABLE ATTORNEYS FEES BROUGHT BY ANY THIRD PARTY AGAINST CUSTOMER ALLEGING THAT THE SERVICES INFRINGES UPON THEIR RIGHTS INCLUDING BUT NOT LIMITED TO INTELLECTUAL PROPERTY RIGHTS.

TO THE MAXIMUM EXTENT PERMITTED AT LAW, 3PV’S AGGREGATE LIABILITY FOR DAMAGES TO THE CUSTOMER FOR ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION (INCLUDING, BUT NOT LIMITED TO, CONTRACT, TORT, NEGLIGENCE, PRODUCTS LIABILITY AND STRICT LIABILITY), SHALL BE LIMITED TO THE AMOUNT OF ALL

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PAYMENTS ACTUALLY RECEIVED BY 3PV FROM THE CUSTOMER PURSUANT TO SECTION 3 OF THIS AGREEMENT DURING THE SIX (6) MONTHS PRIOR TO THE DATE OF THE CLAIM.  WHERE THE AGREEMENT HAS NOT YET BEEN IN PLACE FOR SIX MONTHS, THIS AMOUNT SHALL BE EQUAL TO THE AMOUNTS PAID FOR THE NUMBER OF MONTHS THE AGREEMENT HAS BEEN IN PLACE PLUS THE MONTHLY MINIMUM TIMES THE REMAINING NUMBER OF MONTHS NEEDED TO EQUAL A FULL SIX (6) MONTHS.

7.0 DISPUTE RESOLUTION

Any court proceeding brought by Customer must be brought, as appropriate, in Florida District Court located in Orange County, Florida, or in the United States District Court for the District of Florida in Orlando, Florida.  Any court proceeding brought by 3PV must be brought, as appropriate, in New Jersey State Court located in Newark, New Jersey or in the United States District Court for the District of New Jersey.  Each party agrees to personal jurisdiction in such courts

8.0 GENERAL

Notices:  Unless otherwise provided, notices provided under this Agreement must be in writing and delivered by (i) certified mail, return receipt requested, (ii) hand delivered, (iii) facsimile with receipt of a “Transmission OK” acknowledgment, (iv) email, or (v) delivery by a reputable overnight carrier service (in the case delivery by facsimile or e-mail the notice must be followed by a copy of the notice being delivered by a means provided in (i), (ii) or (v)).  The notice will be deemed given on the day the notice is received.  In the case of notice by facsimile or e-mail, the notice is deemed received at the local time of the receiving machine, and if not received, then the date the follow-up copy is received.  Notices must be delivered to the following addresses or at such other addresses as may be later designated by notice:

Customer:	3PV:
Martin Hakim Din, VP of Standards & Practices Vonage Holdings 2147 Rte. 27, 2nd Floor Edison, NJ 08817 Phone: 240.899.6711	David W. Brinkman, CEO Third Party Verification 220 E. Central Parkway Suite 3000 Altamonte Springs, FL 32701 Phone:407.865.9966 Fax:407.774.3388

Independent Contractor: 3PV and 3PV Personnel are independent contractors for all purposes and at all times.  3PV has the responsibility for, and control over, the methods and details of performing Services.  3PV will provide all tools, materials, training, hiring, supervision, work policies and procedures, and be responsible for the compensation, discipline and termination of 3PV Personnel.

Governing Law: THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE ACTION IS COMMENCED UNDER SECTION 7 OF THIS AGREEMENT, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES.

Severability: If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision.

Assignment: Neither party may assign any of its rights or this Agreement or delegate any of its obligations without the prior written consent of the other party except that Customer may assign the Agreement as part of a corporate reorganization or restructuring.  This Agreement is binding upon and enforceable by each party’s permitted successors and assignees.  Any assignment in violation of this section is null and void.

Entire Agreement; Modifications; Inconsistencies: This Agreement constitutes the entire agreement of the parties as to the Services contained in this Agreement and supersedes all prior or contemporaneous agreements, proposals, inquiries, commitments, discussions and correspondence, whether written or oral.  This Agreement may not be amended or modified except in writing signed by a duly authorized representative of each party.

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Vonage Holdings Corporation		THIRD PARTY VERIFICATION, INC.

(signature)	/s/	(signature)	/s/
(print name)	Louis Mamakos	(print name)	David W. Brinkman
(title)	CTO	(title)	Chief Executor Officer
(date)	2/9/2005	(date)	2/9/05

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